Filed Pursuant to Rule 424(b)(4)
File No. 333-64286

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED AUGUST 16, 2005.

Prospectus Supplement

(To Prospectus dated July 10, 2001)

$400,000,000

Knight-Ridder, Inc.

        % Notes due 2017

The notes will mature on August     , 2017. Interest on the notes is payable semi-annually in arrears on each                      and                     , commencing on                     , 2005. Interest will accrue from August     , 2005. We may redeem the notes in whole or in part at any time and from time to time at the redemption prices described on page S-6.

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discounts		Proceeds to Us
Per Note		%		%		%
Total	$		$		$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about August     , 2005.

Joint Book-Running Managers

Banc of America Securities LLC

Goldman, Sachs & Co.

JPMorgan

Wachovia Securities

Co-Managers

Morgan Stanley

SunTrust Robinson Humphrey

Wedbush Morgan Securities Inc.

The date of this prospectus supplement is August     , 2005

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Knight-Ridder, Inc. since the date of this prospectus supplement or that the information contained or incorporated by reference herein or in the accompanying prospectus is correct as of any time subsequent to the date of such information.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated, the terms “Knight Ridder,” “we,” “us” or “our” mean Knight-Ridder, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements made in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, these include statements related to future actions, future performance or results of current and anticipated initiatives and the outcome of contingencies and other uncertainties. We try, whenever possible, to identify such statements by using the words such as “anticipate,” “believe,” “estimate,” “expect,” “plan,” “project” and similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated.

Potential risks and uncertainties that could adversely affect our ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events that may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of our principal newspaper markets that may lead to decreased circulation or decreased local or national advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint costs over the levels anticipated; (e) labor disputes or shortages that may cause revenue declines or increased labor costs; (f) increases in energy costs; (g) our ability to attract and retain qualified employees, including senior management; (h) increases in health and welfare, pension and postretirement costs; (i) increases in business insurance costs; (j) a decline in the value of companies that we invest in that must be recorded as a charge to earnings; (k) acquisitions of new businesses or dispositions of existing businesses; (l) increases in interest or financing costs or availability of credit; (m) rapid technological changes and frequent new product introductions prevalent in electronic publishing, including the evolution of the Internet; and (n) acts of war, terrorism, natural disaster or other events that may adversely affect our operations or the operations of our key suppliers.

KNIGHT-RIDDER, INC.

Knight Ridder was formed in 1974 by a merger between Knight Newspapers, Inc. and Ridder Publications, Inc. and was reincorporated in Florida in 1976.

We are the nation’s second largest newspaper publisher based on circulation, with products in print and online. After giving effect only to the Detroit Free Press transaction described below, we publish 30 daily newspapers in 27 U.S. markets, with a readership of 7.9 million daily and 11.2 million Sunday. We also have investments in a variety of Internet and technology companies (including CareerBuilder) and two newsprint mill companies. Our Internet operation, Knight Ridder Digital, develops and manages our online properties. Knight Ridder Digital is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets.

Our executive offices are located at 50 West San Fernando Street, Suite 1500, San Jose, California 95113, and our telephone number at this address is (408) 938-7700.

Recent Events

On August 3, 2005, we entered into a series of transactions with Gannett Co., Inc. (“Gannett”) and MediaNews Group, Inc. pursuant to which we sold our interest in The Detroit Free Press newspaper, including our indirect partnership interest in the Detroit Newspaper Agency, for approximately $262 million in cash, plus approximately $23 million in balance sheet adjustments, subject to further adjustment based on certain final balance sheets.

On August 3, 2005, we also entered into an Asset Exchange Agreement with Gannett pursuant to which we will receive from Gannett assets relating to three newspapers: The Idaho Statesman, The Olympian and The Bellingham Herald. In return, Gannett will receive from us assets relating to the Tallahassee Democrat newspaper and approximately $239 million in cash, subject to adjustment based on the balance sheets of the four entities. The exchange of assets is subject to compliance with covenants and the absence of certain conditions enjoining the exchange.

Assuming the exchange of assets with Gannett is completed when anticipated, we expect the combined impact of the transactions described above to be immaterial on our cash flows.

USE OF PROCEEDS

We will use the net proceeds from the sale of the notes to reduce commercial paper borrowings. At August 12, 2005, $70.5 million of such commercial paper was outstanding at an average annualized interest rate of 3.47% and average maturity of 17 days. The proceeds from these commercial paper borrowings were used for general corporate purposes. The reduction in commercial paper borrowing will allow us to later use commercial paper issuances for working capital, share repurchases and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Six Months Ended		Year Ended
June 26, 2005	June 27, 2004	December 26, 2004	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000
5.4	7.7	8.5	6.5	6.9	4.0	4.9

The ratio of earnings to fixed charges is computed by dividing pre-tax earnings (as adjusted for fixed charges other than capitalized interest and undistributed equity income from unconsolidated subsidiaries) by fixed charges for the period. Fixed charges include the interest on debt (whether expensed or capitalized), the interest component of rental expense, and the proportionate share of interest expense of 50%-owned companies.

DESCRIPTION OF THE NOTES

The         % notes due 2017 are a series of debt securities as described in the accompanying prospectus. The following description of the particular terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. References in this section to “we,” “us” or “our” refer to Knight-Ridder, Inc. and do not refer to or include subsidiaries of Knight-Ridder, Inc. Capitalized terms used and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.

General

The notes will be issued under a supplemental indenture, dated as of August     , 2005, among us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as original trustee, and The Bank of New York Trust Company, N.A., as series trustee, to the indenture, dated as of November 4, 1997, between us and JPMorgan Chase Bank, N.A., as original trustee, which is more fully described in the accompanying prospectus. We will issue the notes in an initial aggregate principal amount of $400,000,000. The notes will mature on August     , 2017 and will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

The notes will bear interest at the annual rate of         % from August     , 2005, or the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on              1 and              1 of each year, commencing              1, 2005, to the persons in whose names the notes are registered at the close of business on              15 or              15 preceding the respective interest payment date.

The notes will not be subject to any sinking fund.

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding. Neither the indenture nor the notes restrict us or our subsidiaries from incurring indebtedness. With respect to the assets of our subsidiaries, holders of the notes will effectively have a junior position to claims of creditors of those subsidiaries.

So long as the notes are represented by a global certificate, the interest payable on the notes will be paid to Cede & Co., the nominee of The Depository Trust Company, or DTC, as depositary, or its registered assigns as the registered owner of the global certificate, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the notes are no longer represented by a global certificate, payment of interest may, at our option, be made by check mailed to the address of the person entitled to payment. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The notes will be subject to the defeasance and the covenant defeasance provisions described in the accompanying prospectus under the caption “Description of Debt Securities – Defeasance and Covenant Defeasance.”

We may without the consent of the holders of the notes, issue additional notes of the same series, having the same ranking and the same interest rate, maturity and other terms, as the notes.

The Bank of New York Trust Company, N.A. and its affiliates have in the past engaged, and may in the future engage, in other commercial banking transactions with us. Pursuant to the Trust Indenture Act, upon the occurrence of a default with respect to the notes, The Bank of New York Trust Company, N.A. may be deemed to have a conflicting interest by virtue of any business relationships with us. In that event, The Bank of New York Trust Company, N.A. would be required to resign as series trustee or eliminate the conflicting interest.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the redemption date. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate”, which is to be determined on the third Business Day preceding the redemption date, means (1) the arithmetic mean of the yields under the heading “Week Ending” published in the Statistical Release most recently published prior to the date of determination under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (2)          %. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal will be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the notes, then such other reasonably comparable index which shall be designated by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry, Delivery and Form

The notes will be represented by global debt securities that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants, called direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations, or indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to direct and indirect participants are on file with the Commission.

Purchase of interests in the notes under the DTC system must be made by or through direct participants, which will receive a credit for such interests on DTC’s records. The ownership interest of each actual purchaser of interests in the notes, known as a beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as described below.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interest in the notes. DTC’s records reflect only the identity of the direct participants to whose accounts interests in the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or our paying agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our paying agent, disbursement of such payments to direct participants will be the responsibility of DTC and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our paying agent. Under such circumstances, in the event that a successor depository is not obtained, certificated notes will be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor depository. In that event, certificated notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement and the pricing agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally and not jointly, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Banc of America Securities LLC.	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Morgan Stanley & Co. Incorporated
SunTrust Capital Markets, Inc.
Wedbush Morgan Securities Inc.

Total		$400,000,000

Under the terms and conditions of the underwriting agreement and the pricing agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes. The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of         % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of         % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes.

Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $310,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Some of the underwriters may make the securities available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from these underwriters based on transactions they conduct through the system. These underwriters will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates, for which they have received, and may in the future receive, customary fees. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and SunTrust Capital Markets, Inc. act as lenders and/or agents under our existing credit facility. In addition, JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), an affiliate of J.P. Morgan Securities Inc., is the original trustee under the indenture under which the notes are to be issued. Goldman, Sachs & Co. entered into an accelerated share repurchase transaction with us in August 2005 as part of our share repurchase program, and acted as financial advisor to us in connection with (1) the sale of our interest in The Detroit Free Press newspaper and (2) an asset exchange transaction between us and Gannett entered into in August 2005.

UnionBanc Investment Services, LLC, an NASD member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

GENERAL INFORMATION

Governing Law

The notes, the indenture, the supplemental indenture, the pricing agreement and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

The notes have been accepted for clearance through DTC and have been assigned CUSIP No.             .

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Web site at http://www.sec.gov. You may also read reports and other information that we have filed with the New York Stock Exchange, on which our common stock is listed, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Commission’s rules allow us to “incorporate by reference” information we file with them. This means that we can disclose important information to you by referring you directly to those publicly available documents. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 26, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 27, 2005 and June 26, 2005;

•	Current Reports on Form 8-K filed March 8, 2005, May 2, 2005, August 9, 2005 and August 12, 2005;

and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the notes covered by this prospectus supplement have been sold.

VALIDITY OF NOTES

The validity of the notes offered by this prospectus supplement and certain other legal matters will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California and as to certain matters of Florida law by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. The validity of the notes offered by this prospectus supplement will be passed upon for the Underwriters by Sullivan & Cromwell LLP, Palo Alto, California. Orrick, Herrington & Sutcliffe LLP and Sullivan & Cromwell LLP will rely as to all matters of Florida law upon the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 26, 2004 (including schedules appearing therein), and management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Our consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$400,000,000

Knight-Ridder, Inc.

        % Notes due 2017

Prospectus Supplement

August     , 2005

Joint Book-Running Managers

Banc of America Securities LLC

Goldman, Sachs & Co.

JPMorgan

Wachovia Securities

Co-Managers

Morgan Stanley

SunTrust Robinson Humphrey

Wedbush Morgan Securities Inc.